Filed Pursuant to Rule 424(b)(3)

Registration No. 333-214130

RODIN GLOBAL PROPERTY TRUST, INC.

SUPPLEMENT NO. 1 DATED MAY 4, 2018

TO THE PROSPECTUS DATED APRIL 23, 2018

This Supplement No. 1 supplements, and should be read in conjunction with, our prospectus dated April 23, 2018. Defined terms used in this Supplement shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 1 is to disclose the financial statements related to the acquisition of a property.

Financial Statements Related to Property Acquisition

On April 19, 2018, we filed with the Securities and Exchange Commission an 8-K/A containing certain audited financial information with respect to the acquisition of an office building located at 2477 Deerfield Drive in Fort Mill, South Carolina (the “Property”), which is included in Annex A to this Supplement, and certain pro forma financial information with respect to the Property, which is included in Annex B to this Supplement.

In addition, the following paragraph is added under the heading “Experts” in our prospectus:

“The statement of revenues for the year ended December 31, 2017, and the related notes to the financial statement of 2477 Deerfield Drive, presented in accordance with accounting principles generally accepted in the United States of America and for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933 of the Securities and Exchange Commission as described in Note 2 to the financial statements, and is not intended to be a complete presentation of 2477 Deerfield Drive’s revenues and expenses, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.”

ANNEX A

2477 DEERFIELD DRIVE

INDEX

Page
Independent Auditors’ Report	A-1

Statement of Revenues for the Year Ended December 31, 2017	A-2

Notes to Statement of Revenues	A-3 - A-4

A-i

INDEPENDENT AUDITORS’ REPORT

To the Members of

2477 Deerfield Drive

Report on the Financial Statement

We have audited the accompanying financial statement of 2477 Deerfield Drive (the “Company”), which comprise the statement of revenues for the year ended December 31, 2017, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America and for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933 of the Securities and Exchange Commission as described in Note 2 to the accompanying financial statement, and is not intended to be a complete presentation of the Company’s revenues and expenses; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues of 2477 Deerfield Drive for the year ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America and for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933 of the Securities and Exchange Commission as described in Note 2 to the accompanying financial statement, and is not intended to be a complete presentation of the Company’s revenues and expenses.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

April 13, 2018

2477 Deerfield Drive

Statement of Revenues

For the Year Ended December 31, 2017

For the Year Ended December 31, 2017
Revenues
Rental revenue	$2,643,387

Total revenues	$2,643,387

See accompanying notes to Statement of Revenues

2477 Deerfield Drive

Notes to Statement of Revenues

1. Organization

2477 Deerfield Drive (the “Property”) is an office building located in Fort Mill, South Carolina and is 100% leased to Daimler Trucks North America, LLC (“Daimler”), a subsidiary of Daimler AG. The lease is net whereby the tenant is responsible for operating expenses, real estate taxes, insurance, repairs, maintenance and capital expenditures (excluding roof, structure and certain HVAC items), in addition to base rent.

The following table provides information about the Property relating to its annualized rental income.

Lease Commencement Date	Lease Termination Date	Rentable Square Feet	2018 Rent	Rental Escalations	Tenant Renewal Options
June 15, 2008	December 31, 2028	150,164	$2,413,135	2.0% of prior year annual rent	Two 5-year renewal option

2. Basis of Presentation

The accompanying statement of revenues has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include interest income, depreciation, amortization, management fees, and insurance expense.

3. Summary of Significant Accounting Policies

Revenue Recognition

The Property recognizes rental revenue from Daimler on a straight-line basis over the lease term when collectability is reasonably assured and Daimler has taken possession or controls the physical use of the leased asset.

4. Future Minimum Rents

The estimated future minimum rents the Property expects to receive from Daimler under the noncancelable operating lease, for each of the next five years and thereafter through the end of the primary term, as of December 31, 2017 is as follows:

Year	Future Minimum Rents
2018	$2,413,135
2019	2,461,188
2020	2,509,240
2021	2,560,296
2022	2,611,352
Thereafter	16,800,348

Total	$29,355,559

5. Tenant Concentrations

For the year ended December 31, 2017, one tenant, Daimler, represented 100% of the Property’s rental revenues.

2477 Deerfield Drive

Notes to Statement of Revenues

6. Commitments and Contingencies

The Property is presently not subject to material litigation, nor, to management’s knowledge, is any material litigation threatened against the Property.

7. Subsequent Events

The Property has evaluated all events and transactions through April 13, 2018, the date the financial statements were available to be issued.

On February 1, 2018, the Property was sold to Rodin Global Property Trust, Inc. (“Rodin”), through its operating partnership, together with a subsidiary of Rodin’s sponsor, Cantor Fitzgerald Investors, LLC, by an unrelated third party. The contract purchase price of the acquisition was $40,000,000, exclusive of closing costs.

ANNEX B

The following pro forma condensed consolidated financial statements have been prepared to disclose certain specific information with regards to a real estate acquisition completed by Rodin Global Property Trust, Inc. (the “Company”). The pro forma financial statements have been compiled and presented in accordance with Article 11 of Securities and Exchange Commission (the “SEC”) Regulation SX.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s Form S-11 filed with the SEC on March 21, 2017 (Notice of Effectiveness filed on March 23, 2017, as amended and supplimented) and the audited financial statements for the Company contained therein and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018.

The accompanying unaudited pro forma condensed consolidated balance sheet presents our historical financial information as of December 31, 2017, as adjusted for the purchase of membership interests (the “Interests”) in an office building located in Fort Mill, South Carolina (the “Property”), as described below, as if this transaction had occurred on January 1, 2017.

The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017, combines the Company’s historical operations with the effects of the purchase of the Interests, as if the transaction had occurred as of January 1, 2017.

On February 1, 2018, the Company, through its operating partnership, acquired, together with a subsidiary of the Company’s sponsor, Cantor Fitzgerald Investors, LLC (“CFI”), the Property at a contract purchase price of $40,000,000, exclusive of closing costs. The fee simple interest in the Property is held by a single purpose limited liability company (the “SPE”) of which the Company acquired 44.4% of the membership interests and CFI acquired the remaining 55.6% of the membership interests. The Property was acquired from LIC Charlotte Office Building, Inc. (the “Seller”). Seller is a third party and not affiliated with the Company or CFI.

The Property is 100% leased to Daimler Trucks North America, LLC, a subsidiary of Daimler AG. The lease is net whereby the tenant is responsible for operating expenses, real estate taxes, insurance, repairs, maintenance and capital expenditures (excluding roof, structure and certain HVAC items), in addition to base rent.

The Company funded the acquisition of the Interests with cash from its ongoing Offering (defined as the initial public offering and distribution reinvestment program, collectively, the “Offering”). The Company intends, but is not obligated, to purchase 100% of the Interests.

The unaudited pro forma condensed consolidated statements of operations have been prepared by the Company’s management based upon the Company’s historical financial statements, certain historical financial information of the Property, and certain equity method accounting entries related to the acquisition of the membership interests. These pro forma statements may not be indicative of the results that actually would have occurred if the transaction had been in effect on the dates indicated, nor do they purport to represent our future financial results. The accompanying unaudited pro forma condensed consolidated statements of operations do not contemplate certain amounts that are not readily determinable, such as additional general and administrative expenses that are probable, or interest income that would be earned on cash balances.

B-1

Rodin Global Property Trust, Inc.

Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2017

(Unaudited)

	Rodin Global Property Trust, Inc. (a)	Pro Forma 2477 Deerfield Drive Investment Income Adjustment		Pro Forma 2477 Deerfield Drive Acquisition Adjustment		Pro Forma Rodin Global Property Trust, Inc.
Assets
Investment in real estate, net of accumulated depreciation of $86,331	$6,616,869	$—		$—		$6,616,869
Investment in real estate-related assets	9,932,438	—		8,535,012	(c)	18,467,450
Intangible assets, net of accumulated amortization of $40,437	1,275,610	—		—		1,275,610
Cash and cash equivalents	7,657,025	1,172,931	(b)	(8,535,012	)(c)	294,944
Stock subscriptions receivable	250,760	—		—		250,760
Prepaid expenses and other assets	4,325	—		—		4,325
Due from related party	12,670	—		—		12,670

Total assets	$25,749,697	$1,172,931		$—		$26,922,628

Liabilities and Equity
Liabilities
Loan payable, net of deferred financing costs of $78,074	$4,421,926	$—		$—		$4,421,926
Accounts payable and accrued expenses	290,071	—		—		290,071
Accrued interest payable	10,779	—		—		10,779
Distributions payable	101,174	—		—		101,174
Due to related parties	2,050,453	—		—		2,050,453

Total liabilities	6,874,403	—		—		6,874,403

Stockholders’ equity
Controlling interest
Preferred stock, $0.01 par value per share, 50,000,000 and 0 shares authorized, and 0 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	—	—		—		—
Class A common stock, $0.01 par value per share, 160,000,000 and 300,000 shares authorized, and 478,956 and 8,180 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	4,790	—		—		4,790
Class T common stock, $0.01 par value per share, 200,000,000 and 0 shares authorized, and 225,652 and 0 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	2,257	—		—		2,257
Class I common stock, $0.01 par value per share, 40,000,000 and 0 shares authorized, and 166,296 and 0 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	1,663	—		—		1,663
Additional paid-in capital	21,136,120	—		—		21,136,120
Accumulated deficit and cumulative distributions	(2,270,536)	1,172,931	(b)	—		(1,097,605)

Total controlling interest	18,874,294	1,172,931		—		20,047,225
Non-controlling interests in subsidiaries	1,000	—		—		1,000

Total stockholders’ equity	18,875,294	1,172,931		—		20,048,225

Total liabilities and stockholders’ equity	$25,749,697	$1,172,931		$—		$26,922,628

(a)	Reflects the historical Consolidated Balance Sheet of the Company for the period indicated as presented in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2018.
(b)	Represents the pro-forma effect of income from investment in real estate-related assets received from 2477 Deerfield Drive, LLC.
(c)	Displays the pro-forma effect of the purchase of membership interests in 2477 Deerfield Drive, LLC.

The accompanying notes are an integral part of this pro forma condensed consolidated financial statement.

B-2

Rodin Global Property Trust, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2017

(Unaudited)

	Rodin Global Property Trust, Inc. (a)	Pro Forma 2477 Deerfield Drive Investment Income Adjustment		Pro Forma Rodin Global Property Trust, Inc.
Revenues
Rental revenues	$222,675	$—		$222,675

Total revenues	222,675	—		222,675

Operating expenses:
General and administrative expenses	1,919,120	—		1,919,120
Depreciation and amortization	112,883	—		112,883
Management fees	127,508	—		127,508

Total operating expenses	2,159,511	—		2,159,511
Other income (expense):
Income from investment in real estate-related assets	77,615	1,172,931	(b)	1,250,546
Interest expense	(93,176)	—		(93,176)

Total other income (expense)	(15,561)	1,172,931		1,157,370

Net income (loss)	(1,952,397)	1,172,931		(779,466)
Net income (loss) attributable to non-controlling interest	—	—		—

Net income (loss) attributable to common stockholders	$(1,952,397)	$1,172,931		$(779,466)

Weighted average shares outstanding	230,517			230,517

Net income (loss) per common share—basic and diluted	$(8.47)			$(3.38)

(a)	Reflects the historical Consolidated Statement of Operations of the Company for the period indicated as presented in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2018.
(b)	Represents the pro-forma effect of income from investment in real estate-related assets received from 2477 Deerfield Drive, LLC.

The accompanying notes are an integral part of this pro forma condensed consolidated financial statement.

B-3